EXHIBIT 99.1

COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
(UNAUDITED)

Six Months Ended June 30, 2024

Table of Contents

Combined Statement of Revenues and Direct Operating Expenses (Unaudited)	2

Notes to the Combined Statement of Revenues and Direct Operating Expenses (Unaudited)	3

COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES (UNAUDITED)

Six Months Ended June 30,
2024
$ in thousands
Revenues	$32,047
Direct operating expenses	4,710
Excess of revenues over direct operating expenses	$27,337

See accompanying Notes to the Combined Statement of Revenues and Direct Operating Expenses

NOTES TO THE COMBINED STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES (UNAUDITED)

1. Background Information and Basis of Presentation

On August 30, 2024, SandRidge Exploration and Production, LLC (the “Purchaser”), a Delaware limited liability company and a wholly owned subsidiary of SandRidge Energy, Inc. (the “Company”), Upland Exploration, LLC, a Texas limited liability company, and Upland Operating, LLC, an Oklahoma limited liability company (together with Upland Exploration, LLC, collectively, the “Seller”) closed the transactions (collectively the “Transaction”) contemplated by the previously announced Purchase and Sale Agreement, dated July 29, 2024, as amended August 30, 2024 (the “PSA”) and the Purchaser purchased certain of Seller’s interests in oil and gas properties, rights, and related assets in the Cherokee play of the Western Anadarko Basin (the “Assets”) for $123.8 million (the “Closing”), subject to a customary final post-closing settlement between Purchaser and Seller. The Company funded the closing payment with cash on hand.

The accompanying Combined Statement of Revenues and Direct Operating Expenses (the “Statement”) represents the direct undivided interests in oil, natural gas and natural gas liquids (“NGL”) revenues and direct operating expenses associated with the producing wells in the Assets. The Combined Statement of Revenues and Direct Operating Expenses has been derived from the historical financial records of the Seller. For purposes of this Statement, all oil and natural gas properties identified in the purchase and sale agreement are included herein. During the periods presented, the Assets were not accounted for or operated as a separate entity, subsidiary, segment or division by the Seller. Accordingly, a complete set of financial statements required, if available, by the Securities and Exchange Commission’s Regulation S-X, including a balance sheet and statement of cash flows, prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) is not available or practicable to prepare for the Assets. The accompanying Combined Statement of Revenues and Direct Operating Expenses varies from a complete income statement in accordance with U.S. GAAP in that it does not reflect certain expenses incurred in connection with the ownership and operation of the Assets, including but not limited to depreciation, depletion and amortization, accretion of asset retirement obligations, general and administrative expenses, interest expense, and provision for income taxes. In addition, the Combined Statement of Revenues and Direct Operating Expenses is not indicative of the results of operations for the Assets on a go forward basis.

2. Summary of Significant Accounting Policies

Revenue Recognition

Revenue from the sale of oil, natural gas and NGLs is recognized in the period that the performance obligations are satisfied in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 606, Revenue Recognition. These performance obligations are primarily comprised of the delivery of oil, natural gas or NGLs at specified delivery points. Each barrel of oil, MMBtu of natural gas or other unit of measure is separately identifiable and represents a distinct performance obligation to which the transaction price is allocated. Performance obligations are satisfied at a point in time once control of the product has been transferred to the customer through delivery of oil, natural gas and NGLs.

Direct Operating Expenses

Direct operating expenses are recognized when incurred and include lease operating expenses as well as production, ad valorem and other taxes.

Use of Estimates

U.S. GAAP requires management to make estimates and assumptions based on judgment that affect the amounts reported in the Statement. Actual results may differ from those estimates for a variety of reasons.

3. Subsequent Events

The Transaction closed on August 30, 2024, pursuant to the Terms of the PSA. The Company evaluated subsequent events through November 14, 2024, the date the Combined Statement of Revenues and Direct Operating Expenses was available to be issued, and has concluded that no other events need to be reported for this period.